Exhibit 5.1

Clifford Chance

societe en commandite simple,

inscrite au barreau de Luxembourg

10 boulevard G.D. Charlotte

B.P. 1147

L-1011 Luxembourg

Grand-Duché de Luxembourg

Tel +352 48 50 50 1

Fax +352 48 13 85

www.cliffordchance.com

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW)

- i -

To:	Codere Online Luxembourg, S.A. 7, rue Robert Stümper L - 2557 Luxembourg Grand Duchy of Luxembourg the “Company”	8 October 2021

Form F-4 Registration Statement

We have acted as Luxembourg legal advisers of the Company, in connection with the registration statement on form F-4 filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 on 12 August 2021, as amended (the ”Registration Statement”) relating to a business combination provided for in the State of Delaware law governed (except as set forth therein) business combination agreement dated 21 June 2021 (the “Business Combination Agreement”) entered into between the Company, Codere Online U.S. Corp. (“Merger Sub”), DD3 Acquisition Corp. II (the “SPAC”), Codere Newco, S.A.U. (the ”Parent”) and Servicios de Juego Online S.A.U. (“SEJO”) and the following related transactions in connection with the Business Combination Agreement (the “Transaction”), including:

i.	the issuance of up to 22,719,000 new ordinary shares in the Company, all fully paid up (the “SPAC Shares”) to all the stockholders of the SPAC, in consideration for the contribution to the Company by the stockholders of the SPAC of all the Class A common stock they hold in the SPAC, pursuant to the terms of the Business Combination Agreement and as a result of the consummation of the merger (the “Merger”) of Merger Sub with and into the SPAC, with the SPAC surviving such Merger and becoming a direct fully owned subsidiary of the Company (the “SPAC Contribution”); and

ii.	the assignment by the SPAC and assumption by the Company of (a) an aggregate of 185,000 warrants (“Private Warrants”) issued by the SPAC, each Private Warrant entitling the holder thereof to purchase one share of SPAC class A common stock, par value USD 0.0001 per share, at an exercise price of USD 11.50 per share, subject to adjustment, and (b) an aggregate of 6,250,000 warrants (the “Public Warrants” and, together with the Private Warrants, the ”Warrants”) issued by the SPAC, each Public Warrant entitling the holder thereof to purchase one share of SPAC class A common stock at an exercise price of USD 11.50 per share, subject to adjustment, with such Warrants, upon consummation of the Merger, being exercisable for ordinary shares in the Company (the “Warrant Shares”) instead of class A common stock of the SPAC.

1.	Introduction

1.1	Transaction Documents

For the purposes of the opinions given in this opinion letter (the “Opinion Letter”) we have reviewed the following documents entered into in connection with the Transaction (the “Transaction Documents”):

1.1.1	A copy of the Registration Statement;

1.1.2	A copy of the Business Combination Agreement;

1.1.3	A copy of the execution version of a State of New York law governed warrant agreement dated 7 December 2020 between the SPAC as issuer of the Warrants and Continental Stock Transfer & Trust Company (the “Warrant Agent”) as warrant agent (the “SPAC Warrant Agreement”); and

1.1.4	A form of assignment, assumption and amendment agreement between the Company, the SPAC and the Warrant Agent amending the terms of the Warrants (the “Warrant Amendment Agreement”) so that each Warrant that is outstanding immediately prior to the Merger Effective Time (as this term is defined in the Business Combination Agreement) shall, pursuant to the Warrant Amendment Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such Warrant and shall be converted in accordance with the terms of such Warrant Amendment Agreement, at the Merger Effective Time, into a right to acquire one Warrant Share at an exercise price of USD 11.50 per share, on substantially the same terms (but with such changes as introduced by the Warrant Amendment Agreement) as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Amendment Agreement.

1.2	Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	Opinions

We are of the opinion that:

2.1	Corporate existence

The Company is a company incorporated and existing in Luxembourg as a société anonyme.

2.2	Shares

Upon the passing of the Merger Resolutions and effectiveness of the Merger in accordance with the Business Combination Agreement, the SPAC Shares will be validly issued and fully paid, and the holder of such SPAC Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

2.3	Warrants

Upon the effectiveness of the Merger and the Warrant Amendment Agreement, each Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to the Warrant Amendment Agreement, will cease to represent a right to acquire the number of shares of SPAC class A common stock set forth in such Warrant and will be converted in accordance with the terms of such Warrant Amendment Agreement, at the Merger Effective Time, into a right to acquire one Warrant Share, and the Warrants will constitute binding obligations of the Company.

2.4	Warrants Shares

Upon effectiveness of the Merger and the Warrant Amendment Agreement, the Warrant Shares to be subscribed and issued in accordance with the Warrant Agreements and the Registration Statement following exercise of the Warrants (if and when exercised in accordance with their terms under the Warrant Agreements), will be validly issued and fully paid, and the holder of such Warrant Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

3.	No Insolvency Proceedings

According to the Negative Certificate, no Judicial Decision opening Judicial Proceedings against the Company has been registered with the RCS on the date stated therein. The Negative Certificate does not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificate is not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.	Scope of Opinion

We have not been responsible for advising any party to the Transaction other than the Company and the delivery of this Opinion Letter to any person other than the Company does not evidence an existence of any such advisory duty on our behalf to such person.

The filing of this Opinion Letter as an exhibit to the Registration Statement does not evidence the existence of any such advisory duty on behalf to any party other than the Company.

We have not considered and do not opine on whether the Registration Statement complies with any public offering of securities and/or stock exchange listing and admission to trading regulations, nor do we opine on the Registration Statement or/and on any securities laws disclosure requirements.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

We express no opinion on any applicable licensing or similar requirements.

We express no opinion on the applicability of or compliance with the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the “EMIR Regulations”), or of Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 or implementing regulations (“SFTR Regulations”) or any obligations arising for the parties pursuant to each of the EMIR Regulations and the SFTR Regulations.

We express no opinion with respect to any data protection matters relevant to or referred to in the Transaction Documents.

This Opinion Letter does not contain any undertaking to update it or to inform the Company of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

In this Opinion Letter we do not analyse the question of whether the Transaction Documents create legal, valid and enforceable obligations of any Party.

5.	Purpose

This Opinion Letter is provided in connection with the Transaction and is issued solely for the purposes of the filing of the Registration Statement, the issuance of the SPAC Shares and the assumption of the Warrants.

It may not be relied upon for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent, except that we consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” contained in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

CLIFFORD CHANCE

Christian Kremer*
Avocat à la Cour

/s/ Christian Kremer

*The undersigned is acting as manager of Clifford Chance GP, the general partner of Clifford Chance.

Schedule 1
Definitions

“Authorised Signatories” means the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Company” means the company specified in Schedule 2 (The Company).

“Constitutional Documents” means, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Excerpt” means the excerpt listed under the heading Excerpt in paragraph 2 of Schedule 3 (Documents).

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Merger Effective Time” means the Merger Effective Time as defined in section 2.03 of the Business Combination Agreement.

“Merger Resolutions” means the resolutions of the sole shareholder of the Company to be taken in front of a Luxembourg notary public and approving the SPAC Contribution and the issuance of the SPAC Shares to the stockholders of the SPAC in accordance with the terms of the Business Combination Agreement.

“Negative Certificate” means the negative certificate listed under the heading Negative Certificate in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Company.

“Parties” means all of the parties to the Transaction Documents.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Rectification Deed” means the rectification deed listed under the heading Rectification Deed in paragraph 2 of Schedule 3 (Documents).

“Regulation 2015/848” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“RESA” means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).

“Warrant Agreements” means the SPAC Warrant Agreement and the Warrant Amendment Agreement.

Schedule 2
The Company

Codere Online Luxembourg, S.A., a Luxembourg société anonyme, having its registered office at 7, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B255798.

Schedule 3
Documents

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION DOCUMENTS

Execution, executed and form(s) copies of the Transaction Documents, as applicable.

2.	CORPORATE DOCUMENTS RELATING TO the COMPANY

2.1	Constitutional Documents

A copy of a notarial deed of incorporation dated 4 June 2021 and containing the initial articles of association of the Company.

2.2	Rectification Deed

A copy of a rectification deed dated 2 July 2021 amending article 5.2.2. of the English version and article 5.2.4 of the French version of the initial articles of association of the Company.

2.3	Board Resolutions

A draft of the minutes of a meeting of the Company’s board of directors and during which the board of directors shall adopt resolutions approving the terms of the Transaction Documents and the assumption of the Warrants and the issuance of the Warrant Shares under the authorised share capital of the Company upon exercise of the Warrants in accordance with the Warrant Agreements, and conferring power to any director of the Company, acting individually (the “Authorised Signatories”) to effectively issue the Warrant Shares pursuant to the deliverance of an issue decision.

2.4	Merger Resolutions

A draft of the Merger Resolutions

2.5	Excerpt

An excerpt from the RCS dated 8 October 2021.

2.6	Negative Certificate

A certificate from the RCS dated 8 October 2021 stating that as of 7 October 2021, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the RCS Law, according to which the Company would be subject to Judicial Proceedings.

Schedule 4
Assumptions

The opinions expressed in this Opinion Letter are given on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been, or will be (as the case may be), entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all directors and any other authorised signatories.

(c)	Any Transaction Document listed in Schedule 3 (Documents) has been, or will be (as the case may be), executed on the date specified in that document by all parties to it.

(d)	The Transaction Documents have been, or will be (as the case may be), executed in the form reviewed by us.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.	VALID OBLIGATIONS

(a)	All obligations under the Transaction Documents are or, as applicable, once entered into by the Parties thereto will be, valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than Luxembourg but only to the extent opined herein).

(b)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than Luxembourg but only to the extent opined herein) have been, or will be (as the case may be), duly fulfilled, performed and effected.

(c)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents other than pursuant to the Rectification Deed, and there shall be no amendments to the Constitutional Documents, other than as far as the issued share capital clause amount and the authorised capital clause amount are concerned as a result of the Merger Resolutions and the Board Resolutions.

(b)	The Excerpt is true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions shall be adopted.

(c)	The Board Resolutions shall be validly taken in a form similar in all material respects to the form reviewed by us prior to the Merger, and all statements made therein shall be true, accurate and up-to-date.

(d)	The Board Resolutions, including the powers granted therein, shall not be amended or rescinded and shall be in full force and effect.

(e)	The Negative Certificate is correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(f)	A Luxembourg independent auditor (réviseur d’entreprises) will issue, prior to the passing of the Merger Resolutions and in accordance with Luxembourg law, its report on the SPAC Contribution, confirming among others things that the value of the SPAC Contribution is at least equal to the nominal value (plus any share premium if relevant) of the SPAC Shares to be issued in exchange.

(g)	The Merger Resolutions will be passed in front of a Luxembourg notary public, will be validly taken, shall not be amended or rescinded and in full force and effect.

(h)	Upon exercise of the Warrants in accordance with their terms, any of the Authorised Signatories shall sign an issue decision in order to effectively issue the relevant Warrant Shares and such issuance of Warrant Shares resulting from the deliverance of such issue decision by any of the Authorised Signatories shall be recorded in a notarial deed of acknowledgment passed in front of a Luxembourg notary public within the month of the deliverance of such issue decision.

(i)	The Company shall duly record the issuance of the SPAC Shares and the Warrant Shares in its register of shareholders.

(j)	The place of the central administration (siège de l’administration centrale) and the centre of main interests of the Company is located at its registered office (siège statutaire) in Luxembourg and the Company does not have an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 2015/848 or domestic Luxembourg law).

(k)	The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Company.

(l)	The Merger will be effective in accordance with the Transaction Documents and the applicable law and regulations.

(m)	The Parties entered into, or will enter into (as the case may be), the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

5.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

6.	OFFERING AND ADMISSION TO TRADING

That the requirements of any applicable law in respect of the offering or/and listing and admission to trading of the shares of the Company on the actual date of the offering and/or listing and admission to trading have been, will be and will remain fulfilled.

Schedule 5
Reservations

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)	The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally.

(b)	Any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Company (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Company’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Company entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

2.	CORPORATE MATTERS

(a)	By application of Article 1200-1 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)	The Constitutional Documents (as well as any other documents relating to the Company the publication of which is required by law) will only be enforceable against third parties after they have been published in the RESA, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

3.	Other matters

A power of attorney governed by Luxembourg law and expressed to be irrevocable or any power of attorney expressed to be irrevocable and granted by or on behalf of a the Company may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of the Company under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

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